John Hancock Tax-Advantaged Global Shareholder Yield Fund

Investment Sub-Advisory Agreement

AGREEMENT made this 1st day of October 2016, between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Analytic Investors, LLC, a Delaware limited liability company (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the John Hancock Tax-Advantaged Global Shareholder Yield Fund (the “Trust”) related to the Trust’s Option Strategy as described in the Prospectus (the “Option Strategy”) on the terms set forth in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided. The Sub-Adviser shall not be responsible for aspects of the Trust’s investment program other than its Option Strategy, including without limitation purchases and sales of investments other than options, selection of brokers to conduct such purchases and sales of investments other than options and compliance with investment policies and restrictions other than those specifically relating to the Option Strategy and proxy voting. The Sub-Adviser shall not be responsible for filing claims or taking any other action regarding securities class actions or other lawsuits or rights involving the Trust or securities held or formerly held by the Trust, or the acts or omissions of the Adviser or any other sub-adviser that do not relate to the Option Strategy, except the Sub-Adviser shall promptly notify the Trust in writing if the Sub-Adviser receives information relating to such claims, class actions or other lawsuits. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way except as expressly authorized in this Agreement or in another writing by the Trust and the Adviser.

2.       SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

a.	Subject to the oversight and supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, and subject to the other provisions of this Agreement, the Sub-Adviser will provide a continuous investment program relating to the Trust’s Option Strategy. Subject to approval of the Board and notice to the Sub-Adviser, the Adviser, or any of its affiliates, retains complete authority immediately to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement. Subject to the foregoing, the Sub-Adviser will provide options investment research and conduct a continuous program of options evaluation, investment, sales and reinvestment of the Trust’s assets by determining the options strategy that the Trust shall pursue, including which options shall be purchased, entered into, sold, closed or exchanged for the Trust, when these transactions should be executed, and, consulting with the Adviser and any other sub-adviser to the Trust, regarding the portion of the assets of the Trust against which options will be written. The Sub-Adviser will provide the services under this Agreement in accordance with the Trust’s investment objective or objectives, policies, and restrictions as stated in the Trust’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended (the “Registration Statement”) as they relate to the Option Strategy, copies of which shall be sent to the Sub-Adviser by the Adviser prior to the commencement of this Agreement and promptly following any such amendment. In addition, the Adviser has furnished, or will cause to be furnished (or shall, as such documents become available or are amended, promptly furnish or cause to be furnished) to the Sub-Adviser copies of each of the following:

i.	The Trust’s Amended and Restated Agreement and Declaration of Trust and all amendments thereto (such agreement, as presently in effect and as it shall from time to time be amended, is herein called the “Agreement and Declaration of Trust”);

ii.	The Trust’s by-laws and all amendments thereto (such By-laws, as presently in effect and as they shall from time to time be amended, are herein called the “By-Laws);

iii.	Resolutions of the Trust’s Board of Trustees (the “Trustees”) authorizing the appointment of the Adviser as the investment manager and Sub-Adviser as investment sub-adviser and approving the Investment Advisory Agreement and this Agreement;

iv.	The Trust’s Registration Statement or Statements on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (“Investment Company Act”), including all exhibits thereto, and all pre- and post-effective amendments thereto;

v.	The Trust’s most recent prospectus (such prospectus as presently in effect, and all amendments and supplements thereto are herein called the “Prospectus”);

vi.	The Trust’s most recent statement of additional information (such statement of additional information, as currently in effect, and all amendments and supplements thereto are herein called the “Statement of Additional Information”); and

vii.	The Investment Advisory Agreement.

The Adviser and the Sub-Adviser further agree that in fulfilling its obligations, the Sub-Adviser will:

i.	formulate and implement a continuous investment program relating to the Trust’s Option Strategy consistent with the investment objectives and related investment policies for the Trust as described in the Trust’s Registration Statement;

ii.	regularly consult with the Adviser and any other sub-adviser of the Trust for purposes of coordinating the Trust’s overall investment strategy;

iii.	take whatever reasonable steps are necessary to implement these investment programs by the purchase or sale of options including the placing of orders for such purchases and sales;

iv.	regularly report to the Board with respect to the implementation of the Option Strategy, at such times as the Adviser may reasonably request; and

v.	in connection with any purchase and sale of options for the Trust related to the implementation of the Option Strategy, the Sub-Adviser will arrange for the transmission to the custodian for the Trust (the “Custodian”) on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify options to be purchased or sold on behalf of the Trust, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Trust. With respect to options to be settled through the Trust’s Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such options trades to the Trust’s Custodian;

vi.	The Sub-Adviser will assist the Custodian in determining or confirming, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the market value of any options or other assets of the Trust for which the Sub-Adviser is responsible and for which the Custodian seeks assistance from or identifies for review by the Sub-Adviser; provided that the Sub-Adviser shall provide recommendations in good faith, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, concerning the fair value of the Trust’s portfolio of options for which the Sub-Adviser is responsible and shall obtain at its own expense pricing services for the Trust’s portfolio of options to be approved by the Trust, which approval shall not be unreasonably withheld. The parties acknowledge that the Sub-Adviser is not a custodian of the Trust’s assets and will not take possession or custody of such assets. The parties further acknowledge and agree that the Board and the Fund are ultimately responsible for determining when assets of the Trust should be fair valued and for making fair value determinations, which may be based on input from the Sub-Adviser and others.

b.	The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s implementation of the Option Strategy for the Trust.

c.	The Sub-Adviser is authorized to make decisions to buy and sell options for the Trust’s portfolio. In effecting the Trust’s Option Strategy, the Sub-Adviser will select brokers, dealers, futures commission merchants and other counterparties to effect transactions for the Trust’s portfolio, including without limitation, with respect to transactions in options, derivatives, foreign currency exchange, and/or any other investments utilized in managing the Trust’s Option Strategy.  The Sub-Adviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable.  The Sub-Adviser will always seek the best possible price and execution in the circumstances in all transactions.  Subject to the foregoing, the Sub-Adviser is directed at all times to seek to execute transactions for the Trust’s portfolio in accordance with its trading policies, as disclosed by the Sub-Adviser to the Trust’s portfolio from time to time, but in all cases subject to policies and practices established by the portfolio and described in the Registration Statement. Notwithstanding the foregoing, the Sub-Adviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Registration Statement, if the Sub-Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Sub-Adviser’s overall responsibilities with respect to accounts managed by the Sub-Adviser. The Sub-Adviser may use for the benefit of the Sub-Adviser’s other clients, or make available to companies affiliated with the Sub-Adviser or to its directors for the benefit of its clients, any such brokerage and research services that the Sub-Adviser obtains from brokers or dealers.

d.	On occasions when the Sub-Adviser deems the purchase or sale of an option to be in the best interest of the Trust as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the options to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the options so purchased or sold, as well as the allocation of expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to its other clients.

e.	The Sub-Adviser will maintain, with respect to its activities on behalf of the Fund, all accounts, books and records with respect to the Option Strategy as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the rules thereunder.

3.       COMPENSATION OF SUB-ADVISER

For the services provided to the Trust, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified in Schedule A hereto, payable as detailed below. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. The Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser. The Trust shall have no liability for the Sub-Adviser’s fee hereunder.

All compensation earned by the Sub-Adviser with respect to the Trust pursuant to this Agreement shall be held in an interest-bearing escrow account with the Trust’s custodian or a bank. If a vote of a majority of the outstanding voting securities of the Trust (as defined in the Investment

Company Act) approves a new Investment Sub-Advisory Agreement prior to 150 days from the date first written above, the amount in the escrow account (including interest earned) will be paid to the Sub-Adviser. If a vote of a majority of the outstanding voting securities of the Trust (as defined in the Investment Company Act) does not approve a new Investment Sub-Advisory Agreement, the Sub-Adviser will be paid, out of the escrow account, the lesser of (i) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned), in accordance with the requirements of Rule 15a-4 of the Investment Company Act.

4.       LIABILITY OF SUB-ADVISER

Neither the Sub-Adviser nor any of its directors, officers, employees, shareholders, partners, or agents shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Sub-Adviser under this Agreement by the Sub-Adviser or any of its directors, officers, employees, shareholders, partners, or agents. The Sub-Adviser will not be liable for the any acts or omissions made on behalf of the Trust that are not made by the Sub-Adviser, nor any of its directors, officers, employees, shareholders, partners, or agents and which are not duties the Sub-Adviser is responsible for under this Agreement.

5.       REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material, which any such body by reason of this Agreement may require pursuant to applicable laws and regulations.

6.       CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Sub-Adviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Sub-Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Sub-Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the articles of incorporation of the Sub-Adviser, respectively, or by specific provision of applicable law.

7.       DURATION AND TERMINATION OF AGREEMENT

The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until the earlier of (i) 150 days from the date first above written, or (ii) the effective date of a new Investment Sub-Advisory

Agreement that has been approved by a vote of the majority of the outstanding voting securities of the Trust; provided, however, that it shall remain in effect for such longer period as the Securities and Exchange Commission or its staff shall permit.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time, without payment or penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust, on ten (10) days’ written notice to the Adviser and the Sub-Adviser, (b) by the Adviser at any time without payment of any penalty, upon 60 days’ prior written notice to the Sub-Adviser and the Trust, (c) by the Sub-Adviser in the event of non-payment of the Sub-Adviser’s fee by the Adviser in accordance with Section 3 of this Agreement, upon notice to the Adviser and 30 days’ opportunity to cure during which period the Adviser fails to cure such non-payment, or (d) by the Sub-Adviser upon 90 days’ prior written notice to the Adviser unless the Trust or the Adviser requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Trust or Adviser not to exceed 90 additional days beyond the initial 90 days’ notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Investment Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Trust. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act). The foregoing shall not prevent a transfer of this Agreement by the Sub-Adviser in connection with any reorganization, merger or other transaction, provided that such transfer does not constitute an assignment (as defined in the Investment Company Act) provided that the Adviser is notified in writing at least 45 days in advance of such transfer.

8.       PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER

The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Sub-Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any material change in actual control or management of the Sub-Adviser or any change in the principal portfolio manager of the Sub-Adviser with respect to the Trust.

9.       SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Trust’s Board, that the Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or sub-adviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board, that the Sub-Adviser and its affiliates may give advice and take action for its accounts, including investment companies, which is similar to or differs from advice given on the timing or nature of action taken for the Trust. The Sub-Adviser is not obligated to initiate transactions for the Trust in any investment, which the Sub-Adviser or its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10.       AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to the Trust if a majority of the outstanding voting securities of the Trust vote to approve the amendment.

11.       ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.       HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.       NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.       SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.       GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the

Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16.       LIMITATION OF LIABILITY

The Agreement and Declaration of Trust dated January 22, 2016 (the “Declaration”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Tax-Advantaged Global Shareholder Yield Fund” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust, but only the assets belonging to the Trust shall be liable.

17. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

The Sub-Adviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

18. USE OF NAME

The Trust and the Adviser each agrees not to use the name “Analytic” in any sales material without first presenting such document to the Sub-Adviser and obtaining its express consent prior to use. No press release that references Analytic shall be issued with respect to the Trust without the prior consent of the Sub-Adviser other than press releases in the ordinary course (such as dividend press releases). The Sub-Adviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Advisers, LLC,” “John Hancock Tax-Advantaged Global Shareholder Yield Fund” or the names of any such entities affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name. However, by execution of this Agreement, the Adviser hereby grants consent to Sub-Adviser and permits the disclosure of the Adviser’s identity on the Sub-Adviser’s Representative List of Clients.

19. COMPLIANCE

Upon execution of this Agreement, the Sub-Adviser shall provide the Adviser with the Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Sub-Adviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Sub-Adviser relating to the Fund and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies and (iii) notification of any material compliance matter that relates to the services provided by the Sub-Adviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Sub-Adviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

[THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and Chief Investment Officer

ANALYTIC INVESTORS, LLC

By:	/s/ Michael Brogan
Name:	Michael Brogan
Title:	Managing Director